UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

June 8, 2005

Date of Report (date of earliest event reported)

SYNOPSYS, INC.

(Exact name of Registrant as specified in charter)

Delaware	000-19807	56-1546236
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

700 East Middlefield Road
Mountain View, California 94043

(Address of principal executive offices)

Registrant’s telephone number, including area code: (650) 584-5000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

In our Quarterly Report on Form 10-Q for the quarter ended April 30, 2005 filed with the Commission on June 2, 2005, we disclosed that we had received a Notice of Proposed Adjustment from the Internal Revenue Service (IRS) on May 31, 2005 asserting a very large net increase to our U.S. taxable income arising from the audit of fiscal years 2000 and 2001.  We further stated that we expected to receive in due course a Revenue Agent’s Report (RAR) from the IRS claiming a significant increase in our U.S. taxes payable for fiscal 2000 and 2001 based on the proposed taxable income adjustment.

On June 8, 2005, we received an RAR in which the IRS proposed to assess a net tax deficiency for fiscal years 2000 and 2001 of approximately $476.8 million, plus interest. Interest accrues on the amount of any deficiency finally determined until paid, and compounds daily at the federal underpayment rate which adjusts quarterly. A higher underpayment rate of interest may be charged as a result of the issuance of the RAR.

This proposed adjustment primarily relates to transfer pricing transactions between Synopsys and a foreign subsidiary. The proposed adjustment for fiscal years 2000 and 2001 is the total amount relating to these transactions asserted under the IRS theories. We will file a timely protest to the proposed deficiency with the IRS, which will cause the matter to be referred to the Appeals Office of the IRS. Resolution of this matter could take a considerable time, possibly multiple years.

We strongly believe the proposed IRS adjustments and resulting proposed deficiency are inconsistent with applicable tax laws, and that we thus have meritorious defenses to these proposals. Accordingly, we will continue to challenge these proposed adjustments vigorously. While we believe the IRS' asserted adjustments are not supported by applicable law, we believe it is probable the Company will be required to make additional payments in order to resolve this matter. However, because we are in the initial stages of the Appeals process, we cannot currently reasonably estimate the amount of any such additional payments.  If we are required to pay a significant amount of additional U.S. taxes and applicable interest in excess of the Company’s provision for this matter, our results of operations and financial condition could be materially and adversely affected.

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 16, 2005	SYNOPSYS, INC.

/s/ Rex S. Jackson
	Name:	Rex S. Jackson
	Title:	Senior Vice President, General Counsel and Secretary